2HF Putnam Small Cap Growth, 6/30/08, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

For the period ended June 30, 2008, Putnam Management has assumed
$825 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


74U1		Class A		15,765
		Class B		 1,214
		Class C		   801

74U2		Class M		   284
		Class R		   739
		Class Y		 1,606

74V1		Class A		$17.17
		Class B		 16.20
		Class C		 16.19

74V2		Class M		$16.53
		Class R		 16.95
		Class Y		 17.42



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.